Share Purchase Agreement

                        P&L Coal Holdings Corporation

                        Gold Fields Mining Corporation

                        and

                        Coal & Allied Industries Limited

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Table of contents

Clause                                                                      Page

1 Definitions and interpretation                                               1

         1.1 Definitions                                                       1
         1.2 Interpretation                                                    9
         1.3 Business Day                                                     11
         1.4 Exchange rate                                                    11

2 Conditions for Completion                                                   11

         2.1 Conditions                                                       11
         2.2 Reasonable endeavours                                            12
         2.3 Notices                                                          12
         2.4 Waiver                                                           12
         2.5 Cut-off date                                                     12

3 Sale and purchase                                                           13

         3.1 Sale of Shares                                                   13
         3.2 Title                                                            13

4 Provisional and Final Purchase Price                                        13

         4.1 Amount                                                           13
         4.2 Provisional Purchase Price                                       13
         4.3 Final Purchase Price                                             13
         4.4 Allocation of Final Purchase Price                               14

5 Intentionally omitted                                                       14


6 Period before Completion                                                    14

         6.1 Carrying on of business                                          14
         6.2 Permitted acts                                                   15
         6.3 Access                                                           16
         6.4 Procedure                                                        16
         6.5 Rights of pre-emption                                            17

7 Completion                                                                  18

         7.1 Date and place for Completion                                    18
         7.2 Obligations on Completion                                        18
         7.3 Completion Accounts                                              18

8 Seller's Warranties                                                         20

         8.1 Seller's Warranties                                              20
         8.2 Indemnity                                                        20
         8.3 Tax Warranty                                                     20
         8.4 Reimbursement of Tax                                             20
         8.5 Limitation on claims                                             21
         8.6 No termination                                                   21
         8.7 To the best knowledge                                            21
         8.8 Reduction in Final Purchase Price                                21
         8.9 Seller's Guarantor's warranties                                  21
         8.10 Scope of Warranties                                             22
         8.11 Materiality                                                     23
         8.12 Benefit of Warranties and indemnities                           23
         8.13 Reviews                                                         23

9 Buyer's warranties and related acknowledgments and agreements               24

         9.1 Warranties                                                       24
         9.2 Implied warranties                                               25

10 Seller's undertakings                                                      25

         10.1 Insurance                                                       25
         10.2 Company indebtedness                                            26
         10.3 Payments under Specified Contracts                              26
         10.4 Indemnities                                                     27

11 Buyer's undertakings                                                       27

         11.1 Branding                                                        27
         11.2 Insurance                                                       27
         11.3 Agency arrangements                                             28
         11.4 Action in relation to Tax matters                               29
         11.5 Archveyor                                                       30

12 Announcements                                                              30

         12.1 Agreed announcement                                             30
         12.2 Legal requirements                                              30
         12.3 Disclosure to officers and professional advisors                31
         12.4 Further publicity                                               31

13 Duties, costs and expenses                                                 31

         13.1 Duties                                                          31
         13.2 Costs and expenses                                              31
         13.3 Costs of performance                                            31

14 Intentionally omitted                                                      32

15 Seller's guarantee and indemnity                                           32

         15.1 Guarantee                                                       32
         15.2 Performance                                                     32
         15.3 Indemnity                                                       32
         15.4 Extent of guarantee and indemnity                               32
         15.5 Avoidance of payments                                           33
         15.6 Principal and independent obligation                            33
         15.7 No competition                                                  33
         15.8 Continuing guarantee and indemnity                              34

16 General                                                                    34

         16.1 Notices                                                         34
         16.2 Governing law and jurisdiction                                  35
         16.3 Prohibition or enforceability                                   36
         16.4 Variation                                                       36
         16.5 Non-merger and survival of Warranties                           36
         16.6 Default interest                                                36
         16.7 Further assurances                                              36
         16.8 Specific performance                                            37
         16.9 Entire agreement                                                37
         16.10 Third party rights                                             37
         16.11 Enforcement by Seller                                          37
         16.12 Assignment                                                     38
         16.13 Waiver                                                         38
         16.14 Counterparts                                                   38

Schedule 1 - Companies                                                        39

Schedule 2 - Company Group and Associated Companies                           41

Schedule 3 - Completion Steps                                                 44

Schedule 4 - Warranties                                                       46

Schedule 5 - Limitations on liability                                         62

Schedule 6 -  Properties                                                      68

Schedule 7 -  Mining Authorities and Applications                             88

Schedule 8 -  Principles for calculating Final Purchase Price                 90

Schedule 9 -  Specified Persons                                               99

Schedule 10 -  Joint Ventures                                                  1

Annexure A - Company Group Accounts

Annexure B - Existing Logo

Annexure C - Costain Assignment Deed
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This share purchase agreement

          is made on 26 December 2000 between the following parties:

          1.   P&L Coal Holdings Corporation
               of 701 Market Street, Suite 760, St Louis, Missouri, 63101, United States of America
               (Seller's Guarantor)

          2.   Gold Fields Mining Corporation
               of 14062 Denver West Parkway, Suite 110, Golden, Colorado, 80401, United States of America
               (Seller)

          3.   Coal & Allied Industries Limited
               ACN 008 416 760
               of Lemington Road, Ravensworth via Singleton, New South Wales, 2330, Australia
               (Buyer)

Recitals

          A.   The Seller is the owner of the Shares.

          B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

          C. The Seller's Guarantor agrees to guarantee the obligations of the Seller under this agreement.

The parties agree

          in consideration of, among other things, the mutual promises contained in this agreement:

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1    Definitions and interpretation

     1.1  Definitions

          In this agreement:

          A$ or Australian Dollars means the lawful currency of the Commonwealth of Australia;

          Accounting Standards means:

          (a) in relation to each Company, United Kingdom generally accepted accounting principles; and

          (b) in relation to each member of the Company Group (other than the Companies):

               (1)  the accounting  standards  required  under the  Corporations
                    Law;

               (2) if no accounting standard applies under the Corporations Law in relation to an accounting practice, the standards acceptable to the Australian Accounting Standards Board, including:

                    (A)  the Australian Accounting Concepts;

                    (B) the Australian Accounting Standards issued by the Australian Accounting Standards Board;

                    (C)  Urgent Issues Group Consensus Views; and

                    (D)  other mandatory  professional  reporting  requirements;
                         and

               (3) if no accounting standard applies under paragraph (1) or (2) of this definition, generally accepted Australian accounting standards and practices;

          Accounts means the Company Accounts and the Company Group Accounts;

          Accounts Date means:

          (a)  in relation to each Company, 31 March 2000; and

          (b) in relation to each member of the Company Group (other than the Companies), 28 October 2000;

          Agreed Form means, in relation to any document or other information, the form of that document or information which has been initialled for the purposes of identification by the Seller's Solicitors on behalf of the Seller and the Buyer's Solicitors on behalf of the Buyer;

          Agreed Rate means the rate per annum equal to the aggregate of LIBOR and 1%;

          Applications means the applications for mining leases, licences, permits and other authorities applied for in the name of one or more members of the Company Group or an Associated Company and which are listed in part 2 of schedule 7;

          Associated Company means each company described in part 2 of schedule 2, being a company in which a member of the Company Group is a shareholder but which is not a Subsidiary of either Company, and Associated Companies has a corresponding meaning;

          Archveyor Technology Agreement means the Assignment and License Back of Technology, Improvements and Trade Mark Agreement dated the date of this agreement between Archveyor Pty Limited and Peabody Archveyor LLC;

          Auditor means Ernst & Young, Sydney;

          Beneficiary has the meaning given in clause 16.9(c) and Beneficiaries has a corresponding meaning;

          Business means the businesses and activities of the members of the Company Group and the Associated Companies as at the date of this agreement;

          Business Day means:

          (a) for the purposes of clause 16.1, a day on which banks are open for business in the city where the notice or other communication is received, excluding a Saturday or a Sunday or a public holiday; and

          (b) for all other purposes, a day on which banks are open for business in London, New York and Sydney, excluding a Saturday or a Sunday or a public holiday;

          Buyer's Account means such account as the Buyer nominates to the Seller within 14 days of the date of this agreement;

          Buyer's Group means the Buyer and all Related Corporations of the Buyer and includes the Company Group and the Associated Companies after Completion;

          Buyer's Solicitors means Arthur Robinson & Hedderwicks of Stock Exchange Centre, 530 Collins Street, Melbourne, Victoria, Australia 3000;

          Claim means any claim or cause of action including:

          (a)  in contract (including breach of any Warranty);

          (b)  in tort (including misrepresentation or negligence); or

          (c) under statute (including Part V or VI of the Trade Practices Act 1974 (Cth) or similar provisions in legislation of any state or territory of Australia),

          under or in connection with this agreement or the transactions it contemplates or the conduct of the parties prior to its execution;

          Company means each of Peabody Australia Limited and Darex Capital, Inc., general details in respect of which are set out in schedule 1, and Companies has a corresponding meaning;

          Company Accounts means the audited balance sheet of each Company as at the Accounts Date and the audited profit and loss account of each Company for the year ending on the Accounts Date amended to reflect the reorganisation of the Company Group with respect to Peabody Turkish Investments Limited which has taken place between the Accounts Date and the date of this agreement, a copy of which is located at documents COR2.02.00092 (PAL) and COR2.02.00095 (Darex) of the Data Room Index;

          Company Group means each Company and each Subsidiary of each Company described in part 1 of schedule 2 and, as the context requires, one or more or all of them;

          Company Group Accounts means the consolidated unaudited balance sheet of PRH as at the Accounts Date and the consolidated unaudited profit and loss account of PRH for the period from 1 April 2000 to the Accounts Date (each denominated in Australian Dollars), a copy of which is attached to this agreement as annexure A;

          Company Group Intellectual Property Rights means any Intellectual Property Rights the Company Group use to carry on the Business;

          Completion means completion of the sale and purchase of the Shares under clauses 3 and 7 and the Completion Steps;

          Completion Accounts means the consolidated audited balance sheet of PRH as at the Effective Date and the consolidated audited profit and loss account of PRH for the period from 1 April 2000 to the Effective Date prepared in accordance with clause 7.3 and schedule 8;

          Completion Date means the later of 29 January 2001 and the day which is 2 Business Days after satisfaction of all conditions precedent other than the condition specified in clause 2.1(a) or such other date as the parties agree in writing;

          Completion Steps means the steps which the Seller and the Buyer must carry out which are set out in schedule 3;

          Completion Support Statement means a statement which is based on the Completion Accounts and which identifies the following items:

          (a)  Net Equity in the Company Group Accounts;

          (b)  Net Equity in the Completion Accounts;

          (c)  Unpaid Dividends;

          (d) amortisation of Mining Tenements for the period from the Accounts Date referable to a member of the Company Group (other than the Companies) to the Effective Date; and

          (e)  the Final Purchase Price;

          Confirmed Electronic Transfer means the electronic transfer of funds directly from one bank account to another with the receipt of funds being acknowledged verbally or in writing by the bank operating the receiving account;

          Consol Technology means the technology which Consol Inc has licensed Archveyor Pty Limited to use under a consent to assignment dated 11th October 1999 between Consol Inc and Arch Coal Inc;

          Costain Assignment Deed means the deed to be entered into between the Seller's Guarantor and the Buyer or its nominee as a Completion Step in the form attached as annexure C;

          Costain Indemnity means the indemnities given by Costain Group PLC originally in favour of Peabody Resources (UK) Limited under the Share Purchase Agreement dated 20 October 1992 between Costain Group PLC and Peabody Resources (UK) Limited (as subsequently amended);

          Darex Proportion means 99.8996%;

          Data Room Documents means:

          (a) the documents and other information referred to in the Data Room Index (which the parties acknowledge includes the information referred to by the Seller as the "black box" information); and

          (b)  the Seller's Responses;

          Data Room Index means the index of the Data Room Documents, a copy of which is attached to the Disclosure Letter and is to be reviewed by the Seller and the Buyer in accordance with clause 8.13;

          Disclosure Letter means the letter from the Seller to the Buyer dated the same date as this agreement and which contains disclosures in respect of the Warranties;

          Dollars, US$ and $ mean the lawful currency of the United States of America;

          Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax;

          Economic Entity has the meaning given in paragraph 2(c) of schedule 8;

          Effective Date means 11pm Sydney time on the Saturday immediately prior to the Completion Date;

          Employees means the employees of the members of the Company Group and the Associated Companies as at the date of this agreement;

          Environmental Law means any law in force on or before the date of this agreement (whether statute or common law) concerning environmental or planning matters and includes law concerning land and water use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural resources and resource allocation including any law relating to development or exploitation of any natural resource but excludes any law in force on or before the date of this agreement (whether statute or common law) concerning cultural heritage or native title matters;

          Environmental Liability means any liability, obligation, expense, penalty or fine under an Environmental Law which would or could be imposed upon any member of the Buyer's Group as a result of activities carried on during the ownership or occupation of the Properties or the Mining Authorities by members of the Company Group or any Associated Company;

          Existing Coal Customer means a customer who is supplied with coal under a sales contract in force as at the date of this agreement by a member of the Company Group or an Associated Company;

          Existing Logo means the unregistered logo in the form contained in annexure B;

          Expert has the meaning given in paragraph (b) of the definition of "Expert Determination";

          Expert Determination means the following procedure in relation to a dispute under clause 7.3:

          (a) either the Seller or the Buyer requests a person nominated by the President for the time being of the Institute of Chartered Accountants in Australia to determine the dispute;

          (b) the person nominated under paragraph (a) of this definition (Expert) will act as an expert, not as an arbitrator in determining the dispute;

          (c) the determination of the Expert in relation to the dispute must be made as soon as possible after the Expert has been referred the dispute for determination or in accordance with a direction given by the Buyer and the Seller to the Expert under clause 7.3(j) and the Expert's decision shall be final, conclusive and binding on the parties; and

          (d) the cost of the Expert will be paid by the party against whom the determination of the Expert is made and the Expert must make a decision on this matter. A decision so made will be final, conclusive and binding on the parties. In the event that the Expert is, for any reason whatsoever, unable to make a decision on the matter and so certifies to the parties, the cost of the Expert must be shared equally and paid by the Seller and the Buyer;

          Final Darex Purchase Price means the Darex Proportion of the Final Purchase Price;

          Final PAL Purchase Price means the PAL Proportion of the Final Purchase Price;

          Final  Purchase  Price means an amount  calculated in accordance  with schedule 8;

          Freehold Properties means the freehold properties at which the Business is carried on listed in part 1 of schedule 6;

          Government Agency means any government or governmental, semi-governmental, administrative, fiscal, or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

          Guarantee means any guarantee, suretyship, letter of credit, letter of comfort or any other obligation (whatever called and of whatever nature):

          (a) to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

          (b) to indemnify any person against the consequences of default in the payment of; or

          (c)  to be responsible for,

          any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person;

          Improvements has the same meaning as defined in the Archveyor Technology Agreement;

          Information Memorandum means the descriptive memorandum dated October 2000 in relation to the Business issued by J.P. Morgan Australia Securities Limited and Lehman Brothers Inc. on behalf of the Seller's Guarantor, a copy of which has been provided to the Buyer and is included in the Data Room Documents;

          Insurance   Policies   means  the   policies   located  at   documents
          COR1.09.00002  to 00015,  COR1.09.00017  and 00018,  COR1.09.00020  to
          00028, COR1.09.00030, COR1.09.00032 to 00039 in the Data Room Index;

          Intellectual Property Rights means, either in Australia or elsewhere in the world and for the duration of those rights, all industrial and intellectual property rights and interests, whether protectable by statute, at common law or in equity, including:

          (a) any patents and patent applications, copyrights and similar rights which subsist or may subsist in works and other subject matter, rights in relation to designs (whether or not registrable), plant variety rights, utility models and eligible layout rights;

          (b) trade marks or service marks, trade names, brand names, internet domain names and e-mail address names, metatags, indications of source or appellations of origin and commercial names and designations and any intellectual property rights arising therefrom;

          (c) any invention, discovery, trade secret, know-how, computer software, source code and object code, confidential information including all technical data, research and development information, techniques, specifications, processes, manufacturing procedures and secret information, and any intellectual property rights arising therefrom (including the right to apply for and secure registration in relation thereto);

          (d) any improvements or adaptions of any of the foregoing and any intellectual property rights arising therefrom; and

          (e) any other rights now existing or which come into existence in the future resulting from intellectual activity,

          in each case whether registered or unregistered and any similar or equivalent rights and interests in Australia or anywhere in the world; and

          (f) any licence or other right to use or grant the use of any of the foregoing or to be the registered proprietor or user of any of the foregoing;

          Joint Venture means each of the joint venture and partnership arrangements details in respect of which are set out in schedule 10, and Joint Ventures has a corresponding meaning;

          Joint Venture Agreement means each agreement establishing a Joint Venture (details in respect of which are set out in schedule 10), and every agreement or document entered into under or in connection with each such Joint Venture Agreement;

          LIBOR means, in relation to any period in which an interest rate is to be determined pursuant to this agreement, the rate per cent per annum quoted on the page entitled "LIBOR - US$ Libor Fix" on the Money Rate Monitors page of the Bloomberg Terminal at or about 11.00am (New York time) on the relevant date for the determining of interest rates under this agreement for 3 month deposits;

          Loss means any loss, damage, claim, action, liability, cost, expense, charge, outgoing or payment;

          Mining Authorities means the mining leases, licences, permits and other authorities held by one or more members of the Company Group or an Associated Company and which are listed in part 1 of schedule 7;

          Mining Tenements has the meaning given in part 1 of schedule 8;

          Net Equity has the meaning given in part 1 of schedule 8;

          PAL Proportion means 0.10040%;

          Permitted Security Interest means:

          (a) every lien created by operation of law securing an obligation that is not yet due;

          (b) every lien for the unpaid balance of purchase moneys under an instalment contract entered into in the ordinary course of business; and

          (c) every lien for the unpaid balance of moneys owing for repairs, which affects or relates to any of the assets of any member of the Company Group or of any Associated Company;

          Pounds Sterling or Pounds means the lawful currency of Great Britain;

          Power  means  any  right,  power,  authority,   discretion  or  remedy
          conferred on a party by this agreement or any applicable law;

          PRH means Peabody Resources Holdings Pty Limited ACN 072 075 202;

          Properties means the Freehold Properties, the properties leased under the Property Leases and any properties occupied under licence by members of the Company Group and the Associated Companies;

          Property Leases means the leases of real property at which the Business is carried on, being those listed in part 2 of schedule 6;

          Provisional Purchase Price means $455,000,000;

          Related   Corporation   means  a  "related  body  corporate"  as  that
          expression is defined in the Corporations Law and includes:

          (a) a body corporate which is at any time after the date of this agreement a "related body corporate" but ceases to be a "related body corporate" because of an amendment, consolidation or replacement of the Corporations Law; and

          (b) in the case of the Buyer, Rio Tinto Limited ACN 004 458 404, Rio Tinto plc and each of their respective related bodies corporate;

          Security Interest means an interest or power:

          (a) reserved in or over an interest in any asset including any retention of title; or

          (b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes any agreement to grant or create any of the above but, other than for the purposes of clause 3.1 and paragraphs 2.1, 3.3, 4.3 and 5.3 of schedule 4, excludes any Permitted Security Interest;

          Seller's  Account means the Seller's  account with Bank One,  Chicago,
          account:   Gold  Fields  Mining  Corp,  ABA#  07000013,   account  no:
          #51-63722;

          Seller's  Fund means the  Peabody  Resources  Staff  Retirement  Fund;

          Seller's Group means the Seller and all Related Corporations of the Seller but excluding the Company Group and the Associated Companies;

          Seller's Responses means the written responses given by or on behalf of the Seller to written requests for information issued by the Buyer prior to the date of this agreement and comprising the documents located in document number COR4.01.00001 of the Data Room List;

          Seller's Solicitors means Freehills of Level 38, MLC Centre, 19-29 Martin Place, Sydney, NSW Australia 2000 and/or Simmons & Simmons of CityPoint, One Ropemaker Street, London EC2Y 955, United Kingdom;

          Shares means all the shares in the capital of each Company;

          Specified Contracts means the employee change of control contracts located at documents COR3.01.00009 in the Data Room Index;

          Specified Payment has the meaning given in clause 10.3(c);

          Specified Persons means the persons listed in schedule 9;

          Subsidiary has the meaning given in the Corporations Law;

          Tax means any tax, levy, charge, impost, duty, fee, deduction, goods and services tax, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on, or in respect of any of the above but excludes any Duty;

          Tax Discussions has the meaning given in clause 11.4(a)(2);

          Tax Documents has the meaning given in clause 11.4(a)(1);

          Tax Law means any law relating to either Tax or Duty as the context requires;

          Tax Warranty means the  warranties  contained in clause 23 of schedule
          4;

          Technology means the subject matter assigned by Archveyor Pty Limited to Peabody Archveyor LLC under the Archveyor Technology Agreement and as defined in the Archveyor Technology Agreement;

          Termination Date has the meaning given in clause 2.3(b);

          Title Claim means any Claim in relation to any of the Warranties set out in Warranty 1 or paragraphs 2.1, 2.2, 2.4, 2.6, 3.1, 3.2, 3.3,
          3.4,  4.1,  4.2,  4.3,  4.4  or  8.1(a)  of  schedule  4 or any of the warranties set out in clause 8.9;

          Trade Mark means the trade mark assigned by Archveyor Pty Limited to Peabody Archveyor LLC under the Archveyor Technology Agreement and as defined in the Archveyor Technology Agreement;

          Unpaid Dividends has the meaning given in part 1 of schedule 8; and

          Warranties  means  the  warranties  and  representations  set  out  in schedule 4.

     1.2  Interpretation

          In this agreement, headings and boldings are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

          (a)  words importing the singular include the plural and vice versa;

          (b)  words importing a gender include any gender;

          (c) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

          (d) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

          (e) a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

          (f) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

          (g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

          (h) a reference to a document includes all amendments or supplements to or replacements, assignments or novations of that document;

          (i) a reference to a party to a document includes that party's successors and permitted assigns;

          (j) no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

          (k) a covenant or agreement on the part of two or more persons binds them jointly and severally;

          (l) a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

          (m) a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

          (n) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

          (o) a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

          (p) a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

               (1)  which ceases to exist; or

               (2)  whose powers or functions are  transferred  to another body,

               is  a  reference   to  the  body  which   replaces  it  or  which
               substantially succeeds to its powers or functions; and

          (q) "including" means including without limitation and "include" and "includes" have corresponding meanings.

     1.3  Business Day

          Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

     1.4  Exchange rate

          Subject to the definition of "USD Equivalent" in part 1 of schedule 8, in the event of:

          (a)  any amount being paid or payable; or

          (b)  Claims being made,

          in Australian Dollars or Pounds Sterling, the value of such amounts or Claims for the purpose of this agreement will be converted into Dollars at:

          (c) in respect of amounts or Claims in Australian Dollars, the Australian Dollar/Dollar exchange rate displayed on the HSRA page of the Reuters Monitor System at 9.50am (Sydney time); and

          (d) in respect of amounts or Claims in Pounds Sterling, the Pounds Sterling/Dollar exchange rate displayed on the Bank of England Sterling Rate Index page of the Reuters Monitor System at 10.00am (Sydney time), in the case of amounts payable, on the day immediately preceding the date of payment and, in relation to determining whether any Claims made meet the applicable thresholds in schedule 5, on the date of notification of the Claim in accordance with clause 3 of schedule 5.

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2    Conditions for Completion

     2.1  Conditions

          Completion will not proceed unless:

          (a) the Seller's Group has obtained a full and final release from Bank One N.A., as administrative agent, of the Security Interest which it holds in respect of the Shares; and

          (b)  the Treasurer of the Commonwealth of Australia:

               (1) does not make an order under the Foreign Acquisitions and Takeovers Act 1975 within the time limit specified in section 26 of that Act in relation to the acquisition of the Shares by the Buyer; or

               (2) issues, or an authorised person on behalf of the Treasurer issues, a notice in writing (without any term or condition which the Buyer reasonably considers to be unacceptable) stating or to the effect that the Government of the Commonwealth of Australia does not object to the Buyer entering into and completing this agreement or acquiring an interest in the Shares, whichever first occurs.

     2.2  Reasonable endeavours

          (a)  The Seller must use all reasonable endeavours to ensure that:

               (1) the condition for Completion set out in clause 2.1(a) is satisfied on the Completion Date; and

               (2) it and its Related Corporations, at the Buyer's cost, supply all information reasonably required by the Buyer for the purpose of fulfilling the condition for Completion set out in clause 2.1(b).

          (b)  The Buyer must use all reasonable endeavours to ensure that:

               (1) the condition set out in clause 2.1(b) is satisfied as expeditiously as possible; and

               (2) the Buyer's Group, at their cost, makes all applications and supplies all information required for the purpose of fulfilling the condition for Completion set out in clause 2.1(b).

     2.3  Notices

          (a) The Buyer must give notice to the Seller immediately upon satisfaction of the condition set out in clause 2.1(b).

          (b) Each of the Buyer and the Seller must immediately give notice to the other of anything which will or is likely to prevent any of the conditions set out in clause 2.1 from being satisfied on or before the date which is 3 months after the date of this agreement (the Termination Date) immediately upon it coming to the notice of that party.

          (c) Each of the Buyer and the Seller (the Disclosing Party) undertakes, at the request of the other (the Requesting Party), to keep the Requesting Party fully informed as to the conduct of discussions and progress being made in connection with the satisfaction of the conditions for which the Disclosing Party is responsible as set out in clause 2.2.

     2.4  Waiver

          (a) The condition for Completion in clause 2.1(a) may only be waived by the Seller.

          (b) The condition for Completion in clause 2.1(b) may only be waived by the Buyer.

     2.5  Cut-off date

          If the conditions for Completion set out in clauses 2.1(a) and (b) are not satisfied or waived on or before the Termination Date the Buyer or the Seller may, by not less than 5 Business Days' written notice to the other, terminate this agreement. Upon termination, the obligations of the parties shall cease to have effect, except that termination shall not affect the accrued rights and obligations of the parties at the date of termination.

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3    Sale and purchase

     3.1  Sale of Shares

          Subject to clause 2.1, on the Completion Date the Seller must sell and the Buyer must buy the Shares free of Security Interests and other third party rights or claims.

     3.2  Title

          Title to the Shares passes to the Buyer on the Completion Date.

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4    Provisional and Final Purchase Price

     4.1  Amount

          The price payable for the Shares is an amount equal to the Final Purchase Price.

     4.2  Provisional Purchase Price

          On Completion the Buyer must pay to the Seller by Confirmed Electronic Transfer to the Seller's Account an amount equal to the Provisional Purchase Price.

     4.3  Final Purchase Price

          (a) If the Final Purchase Price is greater than the Provisional Purchase Price, the Buyer must pay to the Seller an amount equal to the difference, together with an additional payment as determined and calculated in accordance with clause 4.3(c), by Confirmed Electronic Transfer to the Seller's Account no later than 5 Business Days after the date on which the Final Purchase Price is agreed or determined in accordance with clause 7.3 and schedule 8.

          (b) If the Final Purchase Price is less than the Provisional Purchase Price the Seller must pay to the Buyer an amount equal to the difference, together with an additional payment as determined and calculated in accordance with clause 4.3(c), by Confirmed
               Electronic Transfer to the Buyer's Account no later than 5 Business Days after the date on which the Final Purchase Price is agreed or determined in accordance with clause 7.3 and schedule 8.

          (c) A party must pay under clause 4.3(a) (in the case of the Buyer) or clause 4.3(b) (in the case of the Seller) an additional payment equal to the difference between the Final Purchase Price and the Provisional Purchase Price multiplied by the Agreed Rate and then further multiplied by a fraction the denominator of which is 360 and the numerator of which is the number of days from and including the Effective Date to, but excluding, the due date for payment under clause 4.3(a) or (b) (as the case may be).

     4.4  Allocation of Final Purchase Price

          The Final Purchase Price must be allocated among the Shares as follows:

          (a) the Final PAL Purchase Price must be allocated to all the issued shares in Peabody Australia Limited; and

          (b) the Final Darex Purchase Price must be allocated to all the issued shares in Darex Capital, Inc.

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5    Intentionally omitted

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6    Period before Completion

     6.1  Carrying on of business

          Before Completion and subject to clause 6.2, the Seller must:

          (a)  in the case of each member of the Company Group, ensure that; and

          (b) in the case of any Associated Company, use its reasonable endeavours to ensure that,

          the Business is conducted in the ordinary course of business and that:

          (c) without the prior written consent of the Buyer no member of the Company Group and no Associated Company:

               (1) disposes of, agrees to dispose of any interest in or creates a Security Interest over, any of its assets other than in the ordinary course of business;

               (2) sells, assigns, transfers, declares itself trustee of or otherwise disposes of any share held by it in the share capital of any other member of the Company Group or any Associated Company;

               (3) issues or allots any shares, options or securities which are convertible into shares or loan capital convertible to shares in the relevant member's or Associated Company's share capital to any person;

               (4)  alters its constitution;

               (5) to the extent within its control, alters or permits the alteration of the trust deed and rules governing the Seller's Fund;

               (6) does anything to merge or consolidate with any other corporation;

               (7) enters into any material arrangement or understanding in respect of the provision of any loan or other financial facilities (including any speculative currency, interest rate or commodity arrangements) or any agency or distribution arrangement or understanding;

               (8) enters into any agreement (conditional or otherwise) to do anything mentioned in this clause 6.1(c); or

               (9) exercises any voting right under a Joint Venture Agreement in a manner inconsistent with the provisions of this clause 6.1(c); and

          (d) the Buyer is notified of any material claims which are brought or threatened against any member of the Company Group or any Associated Company by a third party.

     6.2  Permitted acts

          Notwithstanding clause 6.1, before Completion PRH or any of its Subsidiaries may borrow money to finance any payment referred to in clause 6.2(h) and the Seller or any member of the Company Group may do, and may cause an Associated Company to do, any of the following:

          (a)  any matter contemplated by another provision of this agreement;

          (b) any matter undertaken by the Seller or any member of the Company Group in the event of an emergency or disaster situation, provided that the Seller notifies the Buyer of the situation and matter undertaken as soon as reasonably practicable;

          (c) in the case of an Existing Coal Customer, the entering into of any rollover contract for the sale of coal in the ordinary course of business and on arm's length terms and not increasing the nominated tonnage under the existing contract by more than 20%;

          (d) in the case of a customer other than an Existing Coal Customer, the entering into of any contract for the sale of less than 150,000 tonnes of coal per year and for a term of less than 1 year commencing on the date of signing the relevant contract;

          (e) the entering into of any agreement, arrangement or understanding in respect of a proposal the subject of a tender submitted by or to any member of the Company Group or an Associated Company to or by a third party prior to the date of this agreement and included in the Data Room Documents;

          (f) incur any capital expenditure in respect of which details are set out in approved budgets or capital expenditure applications contained in the Data Room Documents;

          (g)  incur any unbudgeted capital expenditure:

               (1) on any one item or related group of items in an amount less than or equal to $3 million; or

               (2) in the ordinary course of business (which includes carrying out emergency repairs),

               provided that the total of all unbudgeted capital expenditure so incurred does not exceed $5 million; or

          (h) prior to the Effective Date, pay any dividend or make any other shareholder distribution or repay (but not forgive) any indebtedness, so long as any dividend or distribution paid or made by a member of the Company Group other than PRH or one of its Subsidiaries is wholly sourced from a dividend or distribution made or paid by PRH or its Subsidiaries, and so long as any franked dividend is not franked in excess of the required franking amount for the dividend.

     6.3  Access

          (a) Before the Completion Date, the Seller must use its reasonable endeavours to ensure that the Buyer and any persons authorised by the Buyer are:

               (1) given reasonable access, during normal business hours and on reasonable notice, to inspect the assets, Properties, books of account, records and documents of any member of the Company Group and of any Associated Company;

               (2) given reasonable opportunity to meet with any party to a Joint Venture; and

               (3) furnished with all such information as may reasonably be requested concerning any member of the Company Group and any Associated Company,

               provided that any access, opportunity or information provided under this clause 6.3(a) is to be subject to compliance by the Buyer and any persons authorised by the Buyer with such conditions as the Seller reasonably determines which, for the purposes of clause 6.3(a)(2), includes the presence of a representative nominated by the Seller at any meeting held with a Joint Venture party.

          (b) Without limitation to clause 6.3(a), before the Completion Date no member of the Buyer's Group will contact (whether directly or indirectly):

               (1) any representative of any union or industrial organisation of which an Employee is a member; or

               (2) any supplier or customer of any member of the Company Group, Associated Company or Joint Venture,

               without the prior written consent of the Seller other than in respect of matters which do not relate either directly or indirectly to the Business, the Company Group or an Associated Company.

          (c) The Seller may withhold its consent under clause 6.3(b) or give it conditionally or unconditionally, including requiring that representatives of the Seller attend any meeting with any representative of any union, industrial organisation, supplier or customer. Any conditions must be complied with by the Buyer.

     6.4  Procedure

          (a) For the purposes of clauses 6.1 and 6.3, the 'reasonable endeavours' of the Seller in respect of an Associated Company includes exercising all voting rights at shareholders' and directors' meetings of the Associated Company which the Seller or a member of the Company Group is capable of exercising, including rights to convene meetings, in order to endeavour to ensure that clause 6.1 is complied with in respect of the Associated Company. It does not, however, require the Seller to do anything beyond its control.

          (b) Where the Seller or any member of the Company Group makes a written request to the Buyer for consent to a particular matter referred to in clause 6.1(c), the request must be accompanied by such information which is, in the reasonable opinion of the Seller, sufficient to enable the Buyer to properly evaluate the matter. If a written refusal of such consent has not been received by the Seller or such member of the Company Group, as the case may be, within 10 Business Days after the date of service of such request, the Buyer shall be deemed to have consented to the matter in question.

          (c) The Seller will promptly notify the Buyer of any material act done in accordance with clause 6.2.

     6.5  Rights of pre-emption

          If, during the period between the date of this agreement and the Completion Date, any member of the Company Group receives a notice which entitles it, or otherwise becomes entitled, to exercise a right of pre-emption or first refusal under any Joint Venture Agreement then the Seller must procure that (subject to the fiduciary duties of the directors of members of the Company Group and to existing contractual, statutory and common law obligations of members of the Company Group) the relevant member of the Company Group:

          (a) provides a copy to the Buyer of the notice (if any) giving rise to, and all correspondence with the selling participant in respect of, the right of pre-emption or first refusal;

          (b) preserves and delays exercising any right of, or directly related to, pre-emption or first refusal (as applicable) for as long as is permissible under the relevant Joint Venture Agreement provided that, in preserving or exercising that right, no member of the Company Group will be obliged to take any step, by act or omission, which constitutes a full or partial exercise of the right from which the relevant member of the Company Group cannot later resile or can resile but only upon paying a penalty or making any other payment;

          (c) consults with the Buyer in respect of any course of action which it proposes to take or suggests should be taken; and

          (d) does not waive or exercise any right of pre-emption or first refusal (as applicable) unless it can no longer preserve or delay in exercising that right,

          except in any case as may be otherwise agreed with the Buyer.

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7    Completion

     7.1  Date and place for Completion

          Completion must take place at the offices of the Seller's Solicitors (in Sydney) at 10am on the Completion Date or any other place and time as the Buyer and Seller agree.

     7.2 Obligations on Completion

          On or before Completion each of the Seller and the Buyer must carry out the Completion Steps referable to it in accordance with schedule 3.

     7.3 Completion Accounts

          (a) As soon as possible after Completion and in any event no later than 30 Business Days after the Completion Date, the Buyer must procure that draft Completion Accounts and the Completion Support Statement are prepared by or on behalf of PRH and that the Completion Accounts are audited by the Auditor (draft Completion Accounts).

          (b) The draft Completion Accounts prepared under clause 7.3(a) must be prepared and audited in accordance with the following:

               (1)  the  principles  and  policies  set out in  parts 2 and 3 of schedule 8, interpreted and applied on a basis consistent with PRH's past practice;

               (2) to the extent not covered by clause 7.3(b)(1), adopting, on a consistent basis, the accounting standards and practices applied in the preparation of the Company Group Accounts; and

               (3) to the extent not covered by clause 7.3(b)(1) and (2), the relevant Accounting Standards,

               but,

               (4) without making any provision for any Specified Payments which may be required to be made; and

               (5)  without  regard  to the  transactions  contemplated  by this
                    agreement   or  any  plans  of  the   Buyer's   Group  after
                    Completion.

          (c) The Buyer must cause PRH to deliver to the Seller the draft Completion Accounts as audited by the Auditor and the Completion Support Statement as soon as possible after Completion and in any event by no later than 30 Business Days following Completion.

          (d) The Seller and the Buyer each have 10 Business Days from the date the Seller is provided a copy of the draft Completion Accounts and Completion Support Statement (review period) to agree or dispute the draft Completion Accounts and the Completion Support Statement.

          (e) During the review period, the Buyer must provide the Seller and its advisors with access to all documents and working papers which have been prepared, used or relied on in the preparation of the draft Completion Accounts and Completion Support Statement and the Buyer must use reasonable endeavours to procure access for the Seller and its advisors to the Auditor, its documents, working papers and personnel.

          (f) If neither the Seller nor the Buyer disputes the draft Completion Accounts or the Completion Support Statement within the review period, then the draft Completion Accounts and Completion Support Statement will be deemed to be the "Completion Accounts" and the "Completion Support Statement", respectively, for the purposes of this agreement.

          (g) If either or both of the Seller and the Buyer dispute the draft Completion Accounts or Completion Support Statement within the review period then:

               (1) the disputing party must give notice to the other (dispute notice); and

               (2) the Seller and the Buyer must, in good faith and for a period of 10 Business Days following the date of the dispute notice (or, if both the Seller and the Buyer give dispute notices, the later of those notices), attempt to negotiate a resolution of the dispute or disputes.

               If the Seller and the Buyer agree a resolution of the dispute or disputes then the draft Completion Accounts and Completion Support Statement, as amended (if applicable) by agreement between the Seller and the Buyer, will be deemed to be the "Completion Accounts" and the "Completion Support Statement", respectively, for the purposes of this agreement.

          (h) If all the disputes are not resolved during the time referred to in clause 7.3(g), all outstanding disputes shall immediately be referred for Expert Determination.

          (i)  Within 5 Business Days of the referral to the Expert:

               (1)  the  Buyer  must  provide  or cause  PRH to  provide  to the
                    Expert:

                    (A)  the draft Completion Accounts;

                    (B)  the draft Completion Support Statement;

                    (C) access to all documents and working papers which have been prepared, used or relied on in the preparation of the draft Completion Accounts and Completion Support Statement including, to the extent possible, access to the Auditor, its documents, working papers and personnel; and

                    (D)  any submissions it wishes the Expert to consider; and

               (2)  the Seller must provide to the Expert:

                    (A)  any submissions it wishes the Expert to consider; and

                    (B)  access to the Data Room Documents.

          (j) Without limitation to clause 7.3(i), the Buyer and the Seller will direct the Expert to make his or her determination as soon as is reasonably practicable and will give the Expert all reasonable assistance as appropriate or as requested by the Expert from time to time.

          (k) In making a determination, the Expert must have regard to the matters set out or referred to in clause 7.3(b).

          (l) The draft Completion Accounts and Completion Support Statement, as amended (if applicable) in accordance with the Expert's determination, will be deemed to be the "Completion Accounts" and the "Completion Support Statement", respectively, for the purposes of this agreement.

          (m) For the avoidance of doubt, to the extent that there is any adjustment which impacts upon the Net Equity in the Completion Accounts where such adjustment would have been reflected in the Company Group Accounts had they been prepared taking into account the provisions of clause 7.3(b)(1) and (3), there will be a corresponding adjustment made to the Net Equity in the Company Group Accounts.

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8    Seller's Warranties

     8.1  Seller's Warranties

          The Seller gives the Warranties in favour of the Buyer as at the date of this agreement and at Completion.

     8.2  Indemnity

          (a) Subject to clause 8.3, the Seller indemnifies the Buyer against any Loss which the Buyer pays, suffers, incurs or is liable for as a result of any breach of Warranty.

          (b) The Buyer acknowledges and agrees that proceeding under clause 8.2(a) is the Buyer's sole remedy in respect of any breach of Warranty.

     8.3  Tax Warranty

          (a) The Seller is only liable to the Buyer for breach of the Tax Warranty when the relevant Tax or Duty becomes due and payable by the Buyer or any member of the Company Group.

          (b) The Buyer must promptly notify the Seller of the receipt of any assessment of Tax or Duty referred to in clause 8.3(a).

     8.4  Reimbursement of Tax

          (a) Subject to clause 8.4(b), the Buyer must procure that an amount equal to any reimbursement by a relevant Government Agency of any Tax paid by a member of the Company Group in any period prior to the Accounts Date is, upon receipt by the relevant member of the Company Group, paid to a person nominated by the Seller.

          (b) Clause 8.4(a) does not apply (and no payment is required to be made under that clause) to the extent that the reimbursement was taken into account in determining any provision for Tax in the Accounts or the Completion Accounts, or to the extent that the reimbursement only arises from an alteration in the timing rather than the quantum of a Tax liability, or to the extent that the circumstances giving rise to the reimbursement mean that the Tax will have to be repaid, or another amount of Tax will have to be paid, whether at the time of reimbursement or at some other time.

     8.5  Limitation on claims

          The liability of the Seller under or in relation to any Claim is limited as set out in schedule 5.

     8.6  No termination

          Breach of Warranty shall not entitle the Buyer to rescind or terminate this agreement, whether before or after Completion.

     8.7  To the best knowledge

          Where Warranties are given by the Seller to the best of its knowledge, or so far as it is aware, the Seller will only be deemed to know or be aware of a particular fact or matter if any person who is one of the Specified Persons is actually aware of the fact or matter.

     8.8  Reduction in Final Purchase Price

          Any moneys paid by the Seller to the Buyer with respect to a Claim under the Warranties shall be treated as:

          (a) in respect of a Claim relating to Peabody Australia Limited or Peabody Investments (Australia) Pty Limited ACN 004 837 370, a reduction in the Final PAL Purchase Price;

          (b) in respect of a Claim relating to Darex Capital, Inc., a reduction in the Final Darex Purchase Price; or

          (c)  in respect of any other Claim,  a reduction in:

               (1) the Final PAL Purchase Price by an amount equal to the PAL Proportion of the amount of that Claim; and

               (2) the Final Darex Purchase Price by an amount equal to the Darex Proportion of the amount of that Claim.

     8.9  Seller's Guarantor's warranties

          The Seller's Guarantor unconditionally represents and warrants that as at the date of this agreement and at Completion:

          (a) status: it is duly incorporated in the State of Delaware, United States of America, and is validly existing and in good standing under the laws of such state;

          (b) corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

          (c) authority: it has full power and authority to enter into and perform its obligations under this agreement;

          (d) authorisations: it has taken all necessary action to authorise the execution, delivery and performance of this agreement;

          (e) binding obligations: this agreement constitutes its legal, valid and binding obligations and, subject to any necessary stamping and registration, is enforceable in accordance with its terms subject to laws generally affecting creditors' rights and to principles of equity; and

          (f) transaction permitted: the execution, delivery and performance by it of this agreement does not and will not violate, breach, or result in a contravention of:

               (1)  any law, regulation or authorisation;

               (2)  its constitution or other constituent documents;

               (3) any Security Interest or document which is binding upon it or on any of its assets; or

               (4) any order, judgment or decree of any court or Government Agency to which the Seller's Guarantor is a party or by which the Seller's Guarantor is bound and which is material in the context of the transactions contemplated by this agreement, and do not and will not result in:

               (5) the creation or imposition of any Security Interest or restriction of any nature on any of its assets; or

               (6) the acceleration of the date of payment of any obligation existing under any Security Interest or document which is binding upon it or on any of its assets,

               and will not require the Seller's Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Government Agency which will not be obtained by Completion; and

          (g) litigation and disputes: there is no litigation, claim, dispute or administrative or other proceeding current or, to its knowledge, threatened, that is reasonably likely to have a material adverse effect on its ability to perform its obligations under this agreement.

     8.10 Scope of Warranties

          (a) The only Warranties given by the Seller in respect of environmental and planning matters are those contained in paragraphs 6, 15, 19.2 and 25 of schedule 4 and the Seller will not be liable to the Buyer in respect of or in connection with environmental or planning matters under any other Warranty.

          (b) The only Warranties given by the Seller in respect of Tax and Duties are those contained in paragraphs 6, 23 and 25 of schedule 4 and the Seller will not be liable to the Buyer in respect of or in connection with matters relating to Tax or Duties under any other Warranty.

     8.11 Materiality

          In this agreement, unless the contrary intention appears, a matter will be regarded as "material" (whether in the context of the Business taken as a whole or otherwise) if, alone or together with a series of similar or related matters, it will, or would be likely to, in any 12 month period:

          (a) involve a claim by or against a member of the Company Group or an Associated Company exceeding $2 million;

          (b) have a financial impact on revenues or expenses of a member of the Company Group or an Associated Company exceeding $2 million;

          (c) have a financial impact on the value of the assets or liabilities of a member of the Company Group or an Associated Company exceeding $2 million; or

          (d) impose an obligation or confer a benefit on a member of the Company Group or an Associated Company of an amount exceeding $2 million.

     8.12 Benefit of Warranties and indemnities

          The parties acknowledge that the Buyer's Group may wish to sell members or assets of the Company Group (including shares in Associated Companies) following Completion. Notwithstanding anything to the contrary in this agreement:

          (a) the Seller acknowledges that the Warranties, and the other warranties in clause 8.9 and indemnities provided under this agreement, will not lapse by reason of any such sale; but

          (b)  for the avoidance of doubt, the Buyer acknowledges that:

               (1) the Buyer is not entitled to assign or otherwise transfer, directly or indirectly, the benefit of the Warranties, or those warranties or indemnities, in connection with any such sale;

               (2) any such sale shall not increase or otherwise affect to the disadvantage of the Seller any liability, actual or contingent, of the Seller in connection with this agreement including under the Warranties or those warranties or indemnities; and

               (3) item 3 of schedule 5 will apply to the Buyer's Group in relation to any claim against a member of the Buyer's Group in connection with any such sale which may give rise to a Claim against the Buyer under the Warranties or those warranties or indemnities.

     8.13 Reviews

          (a) The parties agree that schedule 6 and schedule 7 shall be reviewed and, if necessary, rectified by not later than 15 January 2001 so as to disclose correct details of Properties and Mining Authorities and Applications held by the Company Group and the Associated Companies.

          (b) The parties agree that the Data Room Index shall be reviewed and, if necessary, rectified by not later than 15 January 2001 so that it does not include any documents or information which have not been provided to the Buyer as at the date of this agreement.

--------------------------------------------------------------------------------
9    Buyer's warranties and related acknowledgments and agreements

     9.1  Warranties

          The Buyer unconditionally represents and warrants that, as at the date of this agreement and at Completion:

          (a) status: it is a corporation duly incorporated in the Australian Capital Territory, Australia under the Corporations Law and is validly existing under the Corporations Law;

          (b) corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

          (c) authority: it has full power and authority to enter into and perform its obligations under this agreement;

          (d) authorisations: it has taken all necessary action to authorise the execution, delivery and performance of this agreement;

          (e) binding obligations: this agreement constitutes its legal, valid and binding obligations and, subject to any necessary stamping and registration, is enforceable in accordance with its terms subject to laws generally affecting creditors' rights and to principles of equity;

          (f) transaction permitted: the execution, delivery and performance by it of this agreement does not and will not violate, breach, or result in a contravention of:

               (1)  any law, regulation or authorisation;

               (2)  its constitution or other constituent documents;

               (3) any Security Interest or document which is binding upon it or on any of its assets; or

               (4) any order, judgment or decree of any court or government agency to which the Buyer is a party or by which the Buyer is bound and which is material in the context of the transactions contemplated by their agreement, and do not and will not result in:

               (5) the creation or imposition of any Security Interest or restriction of any nature on any of its assets; or

               (6) the acceleration of the date of payment of any obligation existing under any Security Interest or document which is binding upon it or on any of its assets,

               and will not require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any Government Agency which will not be obtained by Completion;

          (g) litigation and disputes: there is no litigation, claim, dispute or administrative or other proceeding current or, to its knowledge, threatened, that is reasonably likely to have a material adverse effect on its ability to perform its obligations under this agreement;

          (h) financial accommodation: the Buyer has available (and at Completion will have immediately available) on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this agreement; and

          (i) finder's fee, etc.: no agent, broker, investment banker or other person or entity acting on behalf of the Buyer or its Related Corporations or under the authority of any one or more of them is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee directly or indirectly from the Seller or any member of the Company Group in connection with any of the transactions contemplated by this agreement.

     9.2  Implied warranties

          The Buyer acknowledges that it has had the opportunity to make and has made such enquiries and investigations in relation to the Company Group, the Associated Companies and their assets, liabilities (actual and contingent), operations, business, affairs and prospects as the Buyer deems appropriate and that it is not entitled to any warranties which may arise by implication or force of law other than the Warranties and the warranties set out in clause 8.9.

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10   Seller's undertakings

     10.1 Insurance

          (a) The Seller must ensure that all premiums falling due for payment prior to Completion in respect of the Insurance Policies are paid when due and must use its reasonable endeavours to ensure that none of the Insurance Policies is cancelled or allowed to lapse by any member of the Company Group prior to Completion.

          (b)  If a member of the Buyer's Group is entitled to:

               (1) make a claim under any of the Insurance Policies after Completion in relation to a matter occurring prior to Completion; or

               (2) the benefit of a claim after Completion under any of the Insurance Policies in relation to a matter occurring prior to Completion where the Insurance Policy continues to be held by the Seller's Group or where the assistance of the Seller's Group is otherwise required in initiating or pursuing the claim, then the Seller, at the request and cost of the Buyer, must give and procure that any member of the Seller's Group gives all such assistance (including not waiving any of its rights under the Insurance Policies in relation to matters occurring prior to Completion, entering into written correspondence with the relevant insurer or its solicitors and certifying documents provided to the Seller by the Buyer) and access to all necessary information and personnel as the Buyer may reasonably require in making or seeking the benefit of such a claim, provided that the Seller will not do anything without the prior direction or consent of the Buyer.

     10.2 Company indebtedness

          (a) The Seller must use its reasonable endeavours to ensure that, on or before Completion, all indebtedness due from any member of the Company Group to the Seller's Group and all indebtedness due from the Seller's Group to any member of the Company Group is satisfied in full.

          (b) The Seller and the Buyer will use their reasonable endeavours to ensure that any indebtedness due from any member of the Company Group to the Seller's Group or due from any member of the Seller's Group to any member of the Company Group after Completion is satisfied in full as soon as is reasonably practicable after Completion.

     10.3 Payments under Specified Contracts

          (a) If at any time after Completion any member of the Buyer's Group makes a Specified Payment, the Seller must, within 5 Business Days of written demand from the Buyer, pay to the Buyer X% of the Specified Payment, where "X" is 100 minus the corporate income Tax rate applicable in Australia at the time the payment is made.

          (b) Each amount paid under clause 10.3(a) shall be treated as a reduction in the Final Purchase Price.

          (c) For the purposes of clause 10.3(a), a "Specified Payment" is an amount due and payable under a Specified Contract:

               (1) without giving effect to any amendment of a Specified Contract after the date of this agreement made without the prior written consent of the Seller;

               (2) other than a payment made in connection with termination of the employment of an employee where, at the time of termination, both the employee and one or more members of the Buyer's Group intend that the employee will become re-employed by a member of the Buyer's Group shortly after the employee's termination;

               (3) other than payments in respect of long service leave, annual leave, sick leave, superannuation, outplacement counselling or the use of motor vehicles;

               (4) other than a retention payment to an employee if, at the time of payment, one or more members of the Buyer's Group intend that the employee will cease to be employed shortly after the time of payment; and

               (5) less, in the case of any payment made in connection with termination of the employment of an employee, the amount to which the employee would otherwise have been entitled under his or her employment contract or at law had the Specified Contract not been entered into, as reasonably determined by the Seller, but without counting payments in respect of the matters referred to in clause 10.3(c)(3) above.

     10.4 Indemnities

          The Seller indemnifies, and will keep indemnified, the Buyer and each member of the Buyer's Group in respect of all damages, costs, expenses, losses, claims and other liability arising as a result of any business conducted prior to Completion by, and the assets and liabilities as at Completion of, Peabody Turkish Investments Limited, Nuclear Waste Management Pty Ltd ACN 008 081 141 or Rylandes Insurance Co. Pte Ltd (Rylandes), in the case of Rylandes to the extent the net assets of Rylandes as at Completion are insufficient to cover any such damage, cost, expense, loss, claim or other liability.

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11   Buyer's undertakings

     11.1 Branding

          (a) Subject to clause 11.1(b), the Buyer must not, and must ensure that each member of the Buyer's Group does not:

               (1) after the date which is 3 months following Completion, use any Peabody logo or any logo or mark which is confusingly similar; or

               (2) after Completion, use any trademark, trade name, business or corporate name containing the word "Peabody" or words, expressions or letters which are confusingly similar.

          (b) Nothing in clause 11.1(a) restricts or in any way prevents the Buyer's Group from, after Completion, using or continuing to use the Existing Logo.

     11.2 Insurance

          (a) The Buyer must ensure that, as at Completion, insurance has been obtained with respect to the Joint Ventures for the same or similar amounts and against the same or similar risks which were effected by any member of the Company Group immediately before Completion and which are fully described in documents COR1.09.00002 to 00009, COR1.09.00013, COR1.09.00018,
               COR1.09.00020   to  00028,   COR1.09.00030,   COR1.09.00032   and
               COR1.09.00039 in the Data Room Index.

          (b)  If:

               (1) a member of the Buyer's Group is entitled to make a claim under any of the Insurance Policies after Completion in relation to a matter occurring prior to Completion; or

               (2) a claim has been made by the Seller or any member of the Company Group under any of the Insurance Policies prior to Completion which is not accepted by the relevant insurer as at the Completion Date, then, subject to the Seller's compliance with clause 10.1(b), the Buyer must, and must procure that each member of the Company Group, duly makes and diligently pursues the claim under the Insurance Policies (in the case of clause 11.2(b)(2), where the Buyer or the members of the Company Group are entitled to do so) in accordance with the terms of such Insurance Policies.

          (c) Subject to clause 11.2(d), if the Buyer or any member of the Buyer's Group receives any payment under an Insurance Policy (Insurance Payment):

               (1) in connection with any event or occurrence prior to or on the Effective Date; and

               (2) the effect of which event or occurrence is taken into account in the preparation of the Completion Accounts and, by way of provision or reservation or write down in the value of assets, in the calculation of the Final Purchase Price, then the Buyer must pay to the Seller an amount equal to the lesser of:

               (3) the relevant provision or reservation or write down in the Completion Accounts; and

               (4) the full amount of the Insurance Payment (net of any costs, charges or expenses reasonably incurred by the Buyer's Group in pursuing the Insurance Payment), within 10 Business Days of receipt of the Insurance Payment from the relevant insurer.

          (d) If the Buyer or any member of the Buyer's Group receives any Insurance Payment in respect of business interruption, loss of profits or any similar matter relating to any period ending prior to or on the Effective Date, then the Buyer must pay to the Seller an amount equal to the full amount of the Insurance Payment (net of any costs, charges or expenses reasonably incurred by the Buyer's Group in pursuing the Insurance Payment) within 10 Business Days of receipt of the Insurance Payment from the relevant insurer.

     11.3 Agency arrangements

          The Buyer must not:

          (a) terminate or amend the Agency Agreement dated 31 March 1999 between Warkworth Coal Sales Limited and Peabody COALTRADE Inc. (Agency Agreement); or

          (b) take any action in respect of or in connection with the Agency Agreement, the effect of which termination, amendment or action may prejudice the right of Peabody COALTRADE Inc. to receive commissions under the Agency Agreement in respect of the sale of coal to the National Coal Supply Corporation Limited (Customer) under the Agreement for the Sale and Purchase of Coal dated 22 March 1999 between Warkworth Coal Sales Limited and the Customer (Israel Contract) until after all the contracted supply of coal under the Israel Contract has been supplied to the Customer and all commissions in respect of the Israel Contract to which Peabody COALTRADE Inc. is entitled under the Agency Agreement has been paid to it.

     11.4 Action in relation to Tax matters

          (a) Subject to this clause 11.4, on and from the Completion Date the Buyer acknowledges to the Seller that each member of the Company Group, at its own expense must:

               (1) prepare its Tax returns and deal with all correspondence and documentation concerning Tax or Duties to which it may be subject (Tax Documents); and

               (2) deal with all discussions or meetings with a Government Agency concerning Tax or Duties to which it may be subject (Tax Discussions).

          (b)  In respect of any Tax Documents or Tax Discussions which either:

               (1) relate to whole or partial Tax periods current at, or ended prior to, the Completion Date; or

               (2) relate to a matter which could give rise to a liability of the Seller under the Warranties,

               the Buyer must,  and must procure that each member of the Buyer's
               Group:

               (3)  in respect of any such Tax Documents:

                    (A) prepares any such Tax Documents in draft and submits them to the Seller for comments before they are finalised (no less than 10 Business Days before the date on which any such Tax Document is required to be submitted to any relevant authority or third party);

                    (B) incorporates such reasonable amendments to the Tax Documents as the Seller may request before submitting them to any relevant authority or third party (provided such amendments are requested no less than 5 Business Days before the date such documents are required to be submitted); and

                    (C) provides to the Seller a copy of each Tax Document as filed or submitted to any relevant authority or third party as soon as practicable after such filing or submission; and

               (4) in respect of any such Tax Discussions, ensures that the Seller or its nominated representatives are given, to the extent that it is reasonable and practicable:

                    (A) advance notice of the subject matter of such Tax Discussions and any correspondence relating thereto; and

                    (B) a reasonable opportunity to provide information to the Buyer in relation to the subject matter of such Tax Discussions and to participate in the discussions or meetings in question.

          (c) The Buyer must not, and must procure that each member of the Buyer's Group does not, without the approval of the Seller (which approval must not be unreasonably withheld or delayed):

               (1) amend, or permit the amendment by any member of the Buyer's Group of, any Tax return lodged by a member of the Company Group prior to the Completion Date (other than to correct a computation error); or

               (2) apply for any binding or non-binding opinion, determination or ruling in respect of any event or transaction which occurred prior to the Completion Date in relation to a member of the Company Group.

          (d) The Seller must provide such information as the Buyer or any member of the Buyer's Group may reasonably request as may be required to enable any member of the Buyer's Group to prepare any Tax returns in respect of the period prior to Completion.

          (e)  Nothing in this clause 11.4 limits the provisions of schedule 5.

     11.5 Archveyor

          The Buyer must ensure that no member of the Buyer's Group does anything after Completion to prevent Peabody Archveyor LLC (a wholly owned subsidiary of the Seller) from using or exploiting the Technology, the Improvements or Trade Mark assigned to Peabody Archveyor LLC by Archveyor Pty Limited under the Archveyor Technology Agreement and without limiting the generality of the preceding, it agrees that no member of the Buyer's Group or any of its Related Corporations or other associated parties will enter into a licence or other arrangement with Consol Inc or any other party who owns or is entitled to license the Consol Technology, the effect of which would be to preclude Peabody Archveyor LLC from obtaining a licence to use the Consol Technology on reasonable terms and conditions.

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12   Announcements

     12.1 Agreed announcement

          Immediately after this agreement has been signed, the parties must make an announcement to the media in a form agreed between the parties.

     12.2 Legal requirements

          A party may disclose anything in respect of this agreement or the terms of the sale of the Shares as required:

          (a)  by applicable law or regulation;

          (b) by any recognised stock exchange on which its shares or the shares of any Related Corporation are listed; or

          (c) in connection with an initial public offering of shares or other securities of the Seller or any Related Corporation of the Seller to the extent required by law,

          but to the extent possible, it must consult with the other parties before making the disclosure and use reasonable endeavours to agree on the form and content of the disclosure.

     12.3 Disclosure to officers and professional advisors

          A party may disclose anything in respect of this agreement or the terms of the sale of the Shares to the officers, employees, consultants, advisors and financiers of that party and its Related Corporations but it must use its best endeavours to ensure all matters disclosed are kept confidential.

     12.4 Further publicity

          Subject to clauses 12.1, 12.2 and 12.3 no party may disclose anything in respect of this agreement or the terms on which the Shares are sold unless the other parties have first consented in writing, which consent must not be unreasonably withheld or delayed.

--------------------------------------------------------------------------------
13   Duties, costs and expenses

     13.1 Duties

          (a) The Buyer must pay any Duty in respect of the execution, delivery and performance of:

               (1)  this agreement; and

               (2) any agreement or document entered into or signed under this agreement.

          (b) The Buyer must pay any fine, penalty or other cost in respect of a failure to pay any Duty except to the extent that the fine, penalty or other cost is caused by an act or default on the part of the Seller.

          (c) The Buyer indemnifies the Seller against any amount payable under clause 13.1(a) or clause 13.1(b) or both.

     13.2 Costs and expenses

          Subject to clause 13.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution and implementation of this agreement or other agreement or document described in clause 13.1(a).

     13.3 Costs of performance

          Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

--------------------------------------------------------------------------------
14   Intentionally omitted

--------------------------------------------------------------------------------
15   Seller's guarantee and indemnity

     15.1 Guarantee

          The Seller's Guarantor unconditionally and irrevocably guarantees to the Buyer the performance of the Seller's obligations under this agreement.

     15.2 Performance

          If the Seller fails to perform its obligations under this agreement when they are due, the Seller's Guarantor must immediately on demand from the Buyer cause the Seller to perform its obligations under this agreement or perform those obligations itself.

     15.3 Indemnity

          The  Seller's  Guarantor   indemnifies  the  Buyer  against  any  Loss
          suffered, paid or incurred by the Buyer in relation to:

          (a) the failure of the Seller to perform its obligations under this agreement; or

          (b) the failure of the Seller's Guarantor to cause the Seller to perform its obligations under this agreement.

     15.4 Extent of guarantee and indemnity

          (a)  This clause 15 applies:

               (1) to the present and future obligations of the Seller under this agreement; and

               (2) to this agreement, as amended, supplemented, renewed or replaced.

          (b) The obligations of the Seller's Guarantor under this clause 15 extend to any change in the obligations of the Seller as a result of:

               (1) any amendment, supplement, renewal or replacement of this agreement; or

               (2)  the occurrence of any other thing.

          (c) This clause 15 is not affected nor are the obligations of the Seller's Guarantor under this agreement released or discharged or otherwise affected by anything which but for this provision might have that effect.

          (d)  This clause 15.4 applies:

               (1) regardless of whether the Seller's Guarantor is aware of or has consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which the Seller and the Buyer are a party or the occurrence of any other thing; and

               (2)  irrespective of any rule of law or equity to the contrary.

     15.5 Avoidance of payments

          (a)  If  any  payment,  conveyance,   transfer  or  other  transaction
               relating to or affecting any obligation of the Seller under this agreement is:

               (1)  void, voidable or unenforceable in whole or in part; or

               (2) claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

               the liability of the Seller's Guarantor under this clause 15 and any Power is the same as if:

               (3) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

               (4) any release, settlement or discharge made in reliance on any thing referred to in clause 15.5(a)(3),

               had not been made and the Seller's Guarantor must immediately take all action and sign all documents necessary or required by the Buyer to restore to the Buyer this clause 15 and any Security Interest held by the Buyer immediately before the payment, conveyance, transfer or transaction.

          (b) Clause 15.5(a) applies whether or not the Buyer knew, or ought to have known of, anything referred to in that clause.

     15.6 Principal and independent obligation

          (a) This clause 15 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation.

          (b) This clause 15 is enforceable against the Seller's Guarantor whether or not the Buyer has:

               (1)  made demand upon the Seller; or

               (2) given notice to the Seller or any other person in respect of any thing; or

               (3) taken any other steps against the Seller or any other person.

     15.7 No competition

          (a) Subject to clause 15.7(b), until the obligations of the Seller under this agreement have been fully performed and until this clause 15 has been finally discharged, the Seller's Guarantor must not, either directly or indirectly prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of the Seller.

          (b) If required by the Buyer, the Seller's Guarantor must prove in any liquidation of the Seller for all amounts owed to the Seller's Guarantor.

          (c) All amounts recovered by the Seller's Guarantor from any liquidation or under any Security Interest from the Seller must be received and held in trust by the Seller's Guarantor for the Buyer to the extent of the unsatisfied liability of the Seller's Guarantor under this clause 15.

     15.8 Continuing guarantee and indemnity

          This clause 15 is a continuing obligation of the Seller's Guarantor, despite:

          (a)  any settlement of account; or

          (b)  the occurrence of any other thing,

          and remains in full force and effect until:

          (c) the obligations of the Seller under this agreement have been performed; and

          (d)  this clause 15 has been finally discharged by the Buyer.

--------------------------------------------------------------------------------
16   General

     16.1 Notices

          (a) Any notice, demand, consent or other communication under this agreement

               (1) must be in legible writing and in English addressed as shown below:

                    (A)  if to the Seller:

                         Address:        14062 Denver West, Parkway
                                         Suite 110
                                         Golden, Colorado, 80401
                                         United States of America

                         Attention:      Executive Vice President
                         Facsimile:      +1 314 342 7797;

                    (B)  if to the Seller's Guarantor:

                         Address:        701 Market Street, Suite 760
                                         St Louis, Missouri, 63101
                                         United States of America

                         Attention:      Vice President - Legal Services
                         Facsimile:      +1 314 342 3419; and

                    (C)  if to the Buyer:

                         Address: Lemington Road, Ravensworth via Singleton, New South Wales, 2330, Australia

                         Attention:       Company Secretary
                         Facsimile:       +612 6570 0398,

                    or as otherwise specified by a party by notice;

               (2) where the sender is a company, must be signed by a director or secretary or under the common seal of the sender;

               (3)  is regarded as given and received:

                    (A)  if delivered by hand, when delivered to the addressee;

                    (B) if sent by post, 5 Business Days from and including the date of postage; or

                    (C) if sent by legible facsimile transmission (or a transmission regarded as legible), upon production by the machine sending the facsimile of the report which indicates that the complete facsimile was sent to and received by the addressee, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and

               (4) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

          (b) A facsimile transmission is regarded as legible unless the addressee telephones the sender during the next Business Day after the transmission is received or regarded as received under clause 16.1(a)(3) and informs the sender that it is not legible.

          (c) In this clause 16.1, reference to an addressee includes a reference to an addressee's directors, secretary, agents or employees and any person reasonably believed by the sender to be a director, secretary, agent or employee of the addressee.

     16.2 Governing law and jurisdiction

          (a) This agreement is governed by the laws of New South Wales and each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

          (b) The Seller and the Seller's Guarantor each appoints Ernst and Young, 321 Kent Street, Sydney NSW 2000, Attention: Ian Baggie in relation to proceedings in New South Wales as its agent to receive service of any legal process on its behalf without excluding any other means of service permitted by the law of the relevant jurisdiction.

          (c)  Each party:

               (1) irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum; and

               (2) agrees that a judgment in any proceeding brought in any court referred to in clause 16.2(a) shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

          (d) Each party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment prior to judgment, attachment in aid of execution or execution.

     16.3 Prohibition or enforceability

          (a) Any provision of, or the application of any provision of, this agreement or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

          (b) If any provision of, or the application of any provision of, this agreement is void, illegal or unenforceable in any jurisdiction, it does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this agreement in that or any other jurisdiction.

          (c)  The  application  of this clause 16.3 is not limited by any other
               provision  of  this   agreement  in  relation  to   severability,
               prohibition or enforceability.

     16.4 Variation

          A variation of any term of this agreement must be in writing and signed by the parties.

     16.5 Non-merger and survival of Warranties

          (a) The rights and obligations of the parties (including the rights and obligations in respect of the Warranties) will not merge on Completion or on the completion of any transaction contemplated by this agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such action.

          (b) Without limitation to clause 1.1 of schedule 5, the Warranties survive Completion of this agreement.

     16.6 Default interest

          (a) If a party fails to pay any amount payable under this agreement on the due date for payment, that party must pay interest on the amount unpaid at the higher of the aggregate of the Agreed Rate and 2% per annum or the rate (if any) fixed or payable under a judgment or other thing referred to in clause 16.6(b)(1).

          (b)  The interest payable under clause 16.6(a):

               (1) accrues from day to day from and including the due date for payment up to but excluding the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged;

               (2)  is calculated on the basis of a 360 day year; and

               (3) may be capitalised by the person to whom it is payable at monthly intervals.

     16.7 Further assurances

          Each party must do all things necessary to give full effect to this agreement and the transactions contemplated by this agreement.

     16.8 Specific performance

          Each of the parties acknowledges that monetary damages alone would not be adequate compensation for breach of its obligations under this agreement and that accordingly specific performance of those obligations is an appropriate remedy.

     16.9 Entire agreement

          (a) This agreement supersedes all previous agreements in respect of its subject matter other than the Confidentiality Agreement (Confidentiality Agreement) between the Seller's Guarantor, Peabody Resources Limited ACN 004 447 938 and Coal & Allied Operations Pty Ltd (ACN 000 023 656) dated 27 October 2000 and, with the Confidentiality Agreement, embodies the entire agreement between the parties. The parties will ensure that the Confidentiality Agreement is terminated with effect from Completion, without prejudice to any accrued rights in respect of any breach prior to the time of termination.

          (b) Any statement, representation, term, warranty, condition, promise, forecast, undertaking or assurance of any kind made, given or agreed to in any prior negotiation, arrangement, understanding or agreement, has no effect except to the extent expressly set out in this agreement.

          (c) Except in relation to claims for deceit or fraud, the Buyer releases each member of the Seller's Group and the Company Group and each director, employee, consultant or adviser of or to any member of the Seller's Group or the Company Group at any time prior to Completion (each a Beneficiary) from, and agrees not to make any claims against any Beneficiary, however arising (including claims for negligence), in respect of or arising from any statement, representation, term, warranty, condition, promise, forecast, undertaking or assurance of any kind made, given or agreed to, or any other conduct of any kind, prior to the date of this agreement.

          (d) In entering into this agreement the Buyer acknowledges that it is not entitled to and has not relied on anything referred to in clause 16.9(b) or (c) other than the Warranties and the matters set out in the Disclosure Letter.

          (e) For the avoidance of doubt, nothing in this clause 16.9 will prejudice or be applied or interpreted to prejudice the liability of the Seller or the Seller's Guarantor under, or the Buyer's rights in respect of, the Warranties or the warranties set out in clause 8.9.

     16.10 Third party rights

          No person (including an Employee) other than the Buyer, the Seller, the Seller's Guarantor and the Beneficiaries has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

     16.11 Enforcement by Seller

          The Buyer agrees that the Seller holds the benefit of, and is entitled to enforce the terms of, clause 16.9(c) for and on behalf of the other Beneficiaries.

     16.12 Assignment

          The rights and obligations of each party under this agreement are personal. They cannot be assigned, encumbered or otherwise dealt with and no party may attempt, or purport, to do so without the prior written consent of all parties.

     16.13 Waiver

          Except as expressly set out in this agreement, no failure to exercise nor any delay in exercising any right, power or remedy by a party operates as waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver when made in writing.

     16.14 Counterparts

          This agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

--------------------------------------------------------------------------------
Schedule 1 - Companies
--------------------------------------------------------------------------------

          Peabody Australia Limited

1.   Company number                 785896

2.   Date of incorporation          24 December 1963

3.   Place of incorporation         England and Wales

4.   Address of registered office   14 Dominion Street
                                    London EC2M 2RJ
                                    England

5.   Authorised share capital       $10,000 comprising 1,000,000 ordinary shares
                                    of $0.01 each

6.   Issued share capital           $10,000 comprising 1,000,000 ordinary shares
                                    of $0.01 each

7.   Directors                      Joseph Charles Cohen
                                    Anthony Richard Charles Durrant
                                    Alan Washkowitz

8.   Secretary                      Joseph Charles Cohen

9.   Accounting reference date      31 March

--------------------------------------------------------------------------------

          Darex Capital, Inc


1.   Company number                 FC 20240

2.   Branch number                  BR003877

3.   Date of incorporation          25 January 1994

4.   Place of incorporation         Panama

5.   Address of registered office   PLAZA Bancomer Building
     in Panama                      50th Street
                                    Apartedo 6307
                                    Panama 5
                                    Republic of Panama

6.   Address of registered          14 Dominion Street
     branch office in the UK        London EC2M 2RJ
                                    England

7.   Authorised share capital       $10,000 divided into 1,000,000 common shares
                                    of $0.01 each

8.   Issued share capital           1000 shares of $0.01 each, fully paid and in
                                    registered form

9.   Directors                      Anthony Richard Charles Durrant
                                    Alan Washkowitz
                                    Joseph Charles Cohen

10.  Secretary                      Joseph Charles Cohen

11.  Accounting reference date      31 March

--------------------------------------------------------------------------------
Schedule 2 - Company Group and Associated Companies
--------------------------------------------------------------------------------
Part 1 - Company Group


                                        Shares held by
                                        member of the      Company/Company Group
Company and ACN                         Company Group           Shareholder
------------------------------------  -------------------  ---------------------

Peabody Australia Ltd (UK)            1,000,000 ordinary   Seller
                                      shares

--------------------------------------------------------------------------------

Darex Capital, Inc (Panama)           1,000 ordinary       Seller
                                      shares

--------------------------------------------------------------------------------

Peabody Investments (Australia) Pty   202,000 ordinary     Peabody Australia Ltd
Ltd                                   shares
ACN 004 837 370

--------------------------------------------------------------------------------

Peabody Resources Holdings            406 class B          Peabody Investments
Pty Ltd                               ordinary shares      (Australia) Pty Ltd
ACN 072 075 202
                                      202 class A          Darex Capital, Inc
                                      ordinary shares

--------------------------------------------------------------------------------

Peabody Sub Holdings Pty Ltd          12 ordinary shares   Peabody Resources
ACN 070 810 954                                            Holdings Pty Ltd

--------------------------------------------------------------------------------

Dolphin Properties Pty Limited        100,000 ordinary     Peabody Investments
ACN 005 374 505                       shares               (Australia) Pty Ltd

                                                           (Beneficial title
                                                           held by Peabody Sub
                                                           Holdings Pty Ltd)

--------------------------------------------------------------------------------

The Energy Group Australia Pty Ltd    12 ordinary shares   Peabody Sub Holdings
ACN 067 061 849                                            Pty Ltd

--------------------------------------------------------------------------------

Peabody Finance Ltd                   5 ordinary shares    Peabody Sub Holdings
ACN 061 084 428                                            Pty Ltd

--------------------------------------------------------------------------------

Peabody Resources Limited             38,031,520 class B   Peabody Investments
ACN 004 447 938                       ordinary shares      (Australia) Pty Ltd

                                      9,501,627 class A    Dolphin Properties
                                      ordinary shares      Pty Ltd

                                                           (beneficial title
                                                           held by Peabody Sub
                                                           Holdings Pty
                                                           Ltd/Dolphin
                                                           Properties Pty Ltd)

--------------------------------------------------------------------------------
Peabody Resources Staff Retirement    2 ordinary shares    Peabody Resources
Fund Pty Ltd                                               Limited
ACN 065 435 672

--------------------------------------------------------------------------------

Peabody Bengalla Investments Pty Ltd  12 ordinary shares   Peabody Resources
ACN 056 937 172                                            Limited

--------------------------------------------------------------------------------

Peabody Bengalla Pty Ltd              2 ordinary shares    Peabody Resources
ACN 003 713 399                                            Limited

--------------------------------------------------------------------------------

Peabody Moura Investments Pty Ltd     12 ordinary shares   Peabody Resources
ACN 078 906 411                                            Limited

--------------------------------------------------------------------------------

Peabody Moura Mining Pty Ltd          5 ordinary shares    Peabody Resources
ACN 006 746 701                                            Limited

--------------------------------------------------------------------------------

Moura Sales Pty Limited               550 ordinary shares  Peabody Moura
ACN 087 886 913                                            Investments Pty Ltd

--------------------------------------------------------------------------------

Peabody Moura Service Co. Pty Ltd     12 ordinary shares   Peabody Resources
ACN 087 886 593                                            Limited

--------------------------------------------------------------------------------

Peabody Mining Investments Pty Ltd    55 class A ordinary  Peabody Resources
ACN 004 896 842                       shares               Limited

                                      45 class B ordinary
                                      shares

--------------------------------------------------------------------------------

Peabody Australasia Pty Limited       2 ordinary shares    Peabody Resources
ACN 001 825 256                                            Limited

--------------------------------------------------------------------------------

Peabody Coal Limited                  10 ordinary shares   Peabody Resources
ACN 008 596 549                                            Limited

--------------------------------------------------------------------------------

Peabody Opencut Mining Pty Limited    12 ordinary shares   Peabody Resources
ACN 089 634 588                                            Limited

--------------------------------------------------------------------------------

Ravensworth Pastoral Company Pty      486,900 ordinary     Peabody Resources
Limited                               shares               Limited
ACN 062 997 979

--------------------------------------------------------------------------------

Peabody Mining Services Pty Ltd       12 ordinary shares   Peabody Resources
ACN 067 084 708                                            Limited

--------------------------------------------------------------------------------

Archveyor Pty Ltd                     12 ordinary shares   Peabody Resources
ACN 087 886 735                                            Limited

--------------------------------------------------------------------------------

Moura Highwall Mining Pty Limited     1,000 ordinary       Archveyor Pty Limited
ACN 088 995 886                       shares

--------------------------------------------------------------------------------

Peabody Resources Corporation         2 ordinary shares    Peabody Resources
(Malaysia) Sdn Bdn                                         Limited

--------------------------------------------------------------------------------

Rylandes Insurance Co. Pte Ltd        2,000,000 ordinary   Peabody Resources
                                      shares               Limited

--------------------------------------------------------------------------------


Part 2 - Associated Companies

                                        Shares held by
                                        member of the      Company/Company Group
Company and ACN                         Company Group           Shareholder
------------------------------------  -------------------  ---------------------

Bengalla Mining Co. Pty Limited       4,000 ordinary       Peabody Bengalla
ACN 053 909 470                       shares               Investments Pty Ltd

--------------------------------------------------------------------------------

Bengalla Coal Sales Company Pty       4,000 ordinary       Peabody Bengalla
Limited                               shares               Investments Pty Ltd
ACN 058 360 982

--------------------------------------------------------------------------------

Bengalla Agricultural Co. Pty         4,000 ordinary       Peabody Bengalla
Limited                               shares               Investments Pty Ltd
ACN 058 360 991
--------------------------------------------------------------------------------

Warkworth Mining Limited              115 ordinary shares  Peabody Resources
ACN 001 385 842                                            Limited

                                      60 ordinary shares   Peabody Australasia
                                                           Pty Ltd

--------------------------------------------------------------------------------

Warkworth Tailings Treatment Pty      115 ordinary shares  Peabody Mining
Limited                                                    Investments Pty Ltd
ACN 081 752 061
                                      60 ordinary shares   Peabody Australasia
                                                           Pty Ltd

--------------------------------------------------------------------------------

Warkworth Coal Sales Ltd              115 ordinary shares  Peabody Mining
ACN 001 614 393                                            Investments Pty Ltd

                                      60 ordinary shares   Peabody Australasia
                                                           Pty Ltd

--------------------------------------------------------------------------------

Warkworth Pastoral Co. Pty Limited    115 ordinary shares  Peabody Resources
ACN 001 738 021                                            Limited

                                      60 ordinary shares   Peabody Australasia
                                                           Pty Ltd

--------------------------------------------------------------------------------

Executed  as an  agreement


Signed  for
P&L  Coal  Holdings  Corporation
by its authorised signatory
in the presence of:

/s/ Alistair Donald                       /s/ Roger B. Walcott
--------------------------------          --------------------------------------
Witness                                   Representative

Alistair Donald                           Roger B. Walcott
--------------------------------          --------------------------------------
Name (please print)                       Name (please print)



Signed for
Gold Fields Mining  Corporation
by its authorised signatory
in the presence of:

/s/  Alistair Donald                      /s/ Roger B. Walcott
--------------------------------          --------------------------------------
Witness                                   Representative

Alistair Donald                           Roger B. Walcott
--------------------------------          --------------------------------------
Name (please print)                       Name (please print)



Signed for
Coal & Allied Industries Limited
by its authorised signatory
in the presence of:

/s/ C. R. Malcolmson                      /s/ J. P. Berson
--------------------------------          --------------------------------------
Witness                                   Representative

C. R. Malcolmson                          J. P. Berson
--------------------------------          --------------------------------------
Name (please print)                       Name (please print)